INFOCROSSING, INC. AND SUBSIDIARIES

                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


ETG, Inc., a Delaware corporation.

Infocrossing Services, Inc., a Delaware corporation.

MICR Corporate Services, Inc., a New York corporation.

MCC Key Services, Inc., a New Jersey corporation.

Imperit, Inc., an inactive Delaware corporation.

COSI.COM, Inc., an inactive Delaware corporation.




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